PETERSON SULLIVAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS	Tel 206.382.7777 • Fax 206.382.7700
601 UNION STREET, SUITE 2300	http://www.pscpa.com
SEATTLE, WASHINGTON 98101

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2 dated July 31, 2006, of Impart Media Group, Inc. (the Company) of our report dated March 24, 2006, on our audit of the balance sheet of the Company as of December 31, 2005, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2005 and 2004.

Our report, dated March 24, 2006, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the caption "Experts."

/s/ PETERSON SULLIVAN PLLC

July 31, 2006
Seattle, Washington